Exhibit 99.1

Press Release

TNS, Inc. Announces Fourth Quarter 2011 Financial Results

• Q4 Revenues of $140.3 Million; GAAP Income of $0.55 per Share

• Q4 Adjusted Earnings of $0.68 per Share

• 2012 Outlook of $574 - $586 Million in Revenue and $2.39 — $2.55 in Adjusted Earnings per Share

Michael Q. Keegan, Chief Operating Officer, named President and COO of TNS

RESTON, Va. — March 6, 2012 — TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its fourth quarter 2011 results.

Henry H. Graham, Jr., CEO, commented, “Fourth quarter revenue and adjusted earnings were solid, with revenue within our expectations and adjusted earnings at the upper end of our outlook range excluding the gain on foreign exchange revaluation. Our three divisions performed as expected overall, with Telecommunication Services Division year-over-year growth driven by identity and verification, roaming and clearing and Cequint. International revenue growth in our Payments and Financial Services Divisions continued to partially offset North American revenue decreases. 2011 was one of continuing transformation for TNS. We believe we are returning to consistent earnings growth as our investments in our four key growth areas are beginning to pay off.”

Mr. Graham continued, “Our four key growth areas together, which include our TNSPay services suite, verification, roaming and clearing services, and our mobile applications, accounted for 11% of 2011 revenue. We believe these initiatives will continue to grow at an accelerated rate and become 13% - 14% of our total revenue in 2012. We believe this, when combined with an anticipated 1% - 3% growth rate for our core services, including network services, caller name services, and payment processing, should yield a blended 4% - 6% revenue growth rate leading to 7% - 14% adjusted earnings growth in 2012. We believe our growth initiatives will generate increasing return on investment and higher operating margins as we increase the scale of these offerings in 2013 and beyond. Overall, we believe this strategy will also continue to position us to gain market share in our target markets.”

Fourth Quarter 2011 Results

Total revenue for the fourth quarter of 2011 increased 4.2% to $140.3 million from fourth quarter 2010 revenue of $134.7 million. On a constant dollar basis, revenues for the fourth quarter of 2011 increased 4.1% to $140.2 million.

Included in the results for the fourth quarters of 2011 and 2010 are a pre-tax gain of $4.8 million and a pre-tax charge of $1.8 million, respectively, due to changes in the fair value of contingent consideration related to the acquisition of Cequint. The reduction in the fair value in the fourth quarter of 2011 primarily reflects changes in our estimates related to the timing of the achievement of the performance milestone targets on which the payment of the contingent consideration depends.

Fourth quarter 2011 GAAP net income increased to $13.6 million, or $0.55 per share, from fourth quarter 2010 GAAP net loss of $3.1 million, or $(0.12) per share. Included in GAAP net income for the fourth quarter of 2011 was a pre-tax gain of $4.8 million, or $0.19 per share, due to the change in the fair value of a contingent consideration related to the Cequint acquisition as discussed above. Included in GAAP net income for the fourth quarter of 2010 were the following: a pre-tax charge of $1.8 million, or $(0.07) per share, due to the change in fair value of a contingent consideration related to the Cequint acquisition; a pre-tax charge of $1.1 million, or $(0.04) per share, resulting from accelerated depreciation of certain network assets associated with the CSG integration; and a tax charge related to an increase in the valuation allowance on certain deferred tax assets of $8.6 million, or $(0.34) per share, which was recorded in accordance with FASB ASC 740, Income Taxes.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the fourth quarter of 2011 increased 7.3% to $38.6 million, or 27.5% of revenue, from $36.0 million, or 26.7% of revenue, for the fourth quarter of 2010.  The impact of foreign currency exchange in 2011 compared to 2010 is negligible, thus no further discussion has been included herein.

Adjusted earnings increased 12.7% to $16.9 million, or $0.68 per share, for the fourth quarter of 2011 compared to adjusted earnings of $15.0 million, or $0.59 per share, for the fourth quarter of 2010.  Excluding the pre-tax charges resulting from accelerated depreciation of certain network assets associated with the CSG integration of $1.1 million, or $0.02 per share, in the fourth quarter of 2010, adjusted earnings increased 7.3% to $16.1 million, or $0.61 per share, from $15.0 million, or $0.59 per share.

Included in other income (expense) for the fourth quarter of 2011 was a pre-tax gain of $1.4 million, or $0.04 per share, compared to a fourth quarter 2010 pre-tax gain of $1.0 million, or $0.03 per share, related to the revaluation of certain foreign currency denominated assets and liabilities.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.

The table below discloses adjusted earnings and adjusted earnings per share, excluding the charges mentioned above. Amounts for both 2011 and 2010 exclude results from discontinued operations.

(In millions, except per share amounts)

	Fourth Quarter 2011	Fourth Quarter 2010	% Change

Revenues	$140.3	$134.7	4.2%

After tax adjusted earnings	$16.9	$15.0	12.7%
Adjusted earnings per share	$0.68	$0.59	15.3%
Shares Outstanding	24.7	25.5	(3.1)%

Michael Q. Keegan named President and COO of TNS

TNS also announced that Mike Keegan, Chief Operating Officer, has been recently appointed President of TNS.  He will retain the title of COO and will continue to report to Chief Executive Officer Henry Graham. Mr. Keegan will lead the company’s sales, product and operational teams, with the heads of the Telecommunication Services, Payments Services, Financial Services, Network and Technology groups reporting to him. TNS’ Finance, Legal, Human Resources, Marketing and Corporate Development teams will continue to report to Mr. Graham.

Mr. Graham commented, “TNS is a complex and unique business supporting disparate but increasingly interconnected industries. As our legacy network businesses transform to IP, we are expanding our competitive position and adjusting our focus by investing in application-specific services.  The result of this continuing transformation and investment is that our product sets are beginning to converge in a manner similar to the industries we serve, and our sales and growth opportunities are blending across our business units.  To align the management of our divisions with these opportunities, we have appointed Mike Keegan as President. Mike will shepherd these processes going forward to take advantage of the collective strengths of each of our divisions to build next generation products and services in line with our customers’ needs.”

Mr. Keegan has served as Chief Operating Officer since January 2007 and was President of the Telecommunication Services Division from February 2010 to November 2010. He joined TNS in April 2001 as Senior Vice President, General Counsel and Secretary. Mr. Keegan has a B.A. from the University of Notre Dame and a J.D. from the University of Virginia School of Law.

Additional Financial Review:

Fourth Quarter 2011

Fourth quarter 2011 total revenue increased 4.2% to $140.3 million from fourth quarter 2010 revenue of $134.7 million. On a constant dollar basis, revenues for the fourth quarter of 2011 increased 4.1% to $140.2 million.

Included in fourth quarter 2011 revenue are the following components:

•                  Revenue from the Telecommunication Services Division increased 9.8% to $72.8 million from fourth quarter 2010 revenue of $66.3 million. Included in the fourth quarters of 2011 and 2010 were revenues of $3.1 million and $2.3 million from Cequint, respectively. Excluding the contribution from Cequint, revenues increased 8.9%, or $5.7 million, as follows:

•                  Revenue from identity and verification services increased 15.6%, or $4.3 million, due to $3.6 million from new wireless caller name storage contracts and $1.8 million due to increased demand for our caller name services which was partially offset by the following: $0.4 million from the loss of cable storage contracts; $0.4 million from lower volumes in legacy fraud and validation services; and $0.3 million due to price concessions on the renewal of certain customer contracts.

•                  Revenue from network services increased 1.4%, or $0.4 million, due to $1.2 million in increased demand for our connectivity and hubbing services, which was partially offset by a reduction of $0.8 million from price concessions on the renewal of certain customer contracts.

•                  Revenue from registry services decreased 15.8%, or $1.1 million, due to the following: $0.7 million related to the expiry of a transition services agreement acquired through the CSG acquisition; $0.5 million due to price concessions on the renewal of certain customer contracts; and $0.1 million from lower volumes in toll-free number database services. These reductions were partially offset by an increase of $0.2 million from increased demand for IP registry services.

•                  Revenue from roaming and clearing products increased 64.2%, or $2.1 million, due to $1.1 million related to an increased demand for services from existing customers and $1.0 million related to market share gains from new customers.

•                  Revenue from the Payments Division decreased 1.1% to $51.2 million from $51.7 million in fourth quarter 2010.  Results presented exclude revenues associated with the Canadian ATM processing business disposed of during the third quarter of 2011, which are presented as Discontinued Operations in the Condensed Consolidated Statements of Operations and associated tables.  Excluding the impact of foreign currency translation of $0.1 million, revenues decreased 1.1% or $0.6 million as follows:

•                  Network services decreased 1.9%, or $0.7 million to $37.2 million, as follows:

•                  Europe: revenue increased 1.9%, or $0.4 million, due to $0.6 million in market share gains for dial services and increased demand for IP-based network services, primarily in Italy, Spain and Romania, and $0.1 million in the UK due to growth in demand for IP-based network services, partially offset by a $0.3 million decrease in dial-based network services in France and smaller markets.

•                  Asia Pacific: revenue increased 12.2%, or $0.5 million, due to $1.4 million in increased demand for IP-based network services, offset by $0.9 million relating to the loss by one customer of a significant portion of its dial business, as previously disclosed.

•                  North America: revenue decreased 16.4%, or $1.6 million, due to an expected decrease in dial business primarily from transaction volume declines related to certain customers.

•                  Payment gateway services decreased 0.8%, or $0.1 million, to $11.5 million, as follows:

•                  Europe: cardholder-present services revenue decreased 21.6%, or $0.4 million, due to reduced levels of equipment sales during the current year as the business shifts from a license fee and maintenance model to a recurring revenue and transaction-based (hosted) model.

•                  Asia Pacific: revenue increased 3.4%, or $0.1 million, due to increased transaction volumes of $1.0 million from cardholder-not-present services partially offset by a decrease of $0.9 million in software development services, as this business model shifts in a manner similar to Europe mentioned above.

•                  North America: revenue increased 2.7%, or $0.2 million, primarily due to growth in cardholder-not-present services which were launched in the third quarter of 2010.

•                  Payment processing and other services increased 11.0%, or $0.2 million, to $2.5 million, due to new customer wins and increased transaction volumes in Europe.

•                  Revenue from the Financial Services Division decreased 1.3% to $16.4 million from fourth quarter 2010 revenue of $16.6 million. The impact of foreign currency exchange for the period was negligible. The decrease in revenue by region is as follows:

•                  Europe: revenue increased 7.1%, or $0.3 million, primarily due to market share gains.

•                  Asia Pacific: revenue increased 23.7%, or $0.5 million, due to the continued expansion of the number of customer endpoints connected to TNS’ network.

•                  North America: revenue decreased 9.8%, or $1.1 million, due to $1.0 million of growth in new endpoints and $0.3 million in sales of bandwidth-based services primarily to participants in the foreign exchange community, offset by $1.7 million from the loss of equity trading partner connections believed to be attributable to negative economic factors impacting the financial services industry and $0.8 million decrease due to restructuring of an agreement with a major customer from a referral fee arrangement to a discounted revenue arrangement. This had zero economic impact overall but changed revenue recognition for this element of the agreement from gross to net beginning October 1, 2011.  Excluding the impact from this change, revenue would have decreased 2.8%, or $0.3 million.

Fourth quarter 2011 gross margin decreased 60 basis points to 50.8% from 51.4% in the fourth quarter of 2010 due primarily to the following items: 120 basis point increase in the Payments Services Division due to increased margins from a more favorable product mix across the North American and European regions; 50 basis point decrease in our Financial Services Division due to declines in North America from the loss of equity trading partner connections and to a lesser extent, investments in Asia to expand our networks, partially offset by increased scale in Europe and the Asia Pacific regions; a 110 basis point decrease in our Telecommunications Services Division primarily driven by increased costs in our identity and verification services from the addition a new wireless storage contract, partially offset by a beneficial product mix shift in roaming and clearing; and a 20 basis point decrease in shared costs due to investments in personnel and systems to support our payment gateway offerings.

During the fourth quarter of 2011, pursuant to its share repurchase program TNS repurchased 196,739 shares of its common stock for $3.7 million.  As of December 31, 2011, TNS has repurchased approximately 2.4 million shares for $43.1 million in 2010 and 2011, leaving $6.9 million remaining under the program, which expires on March 31, 2012.

Financial Outlook

Full Year 2012

TNS has established a Full Year 2012 outlook in anticipation of the following:

•                  Negative impacts from foreign exchange translation on revenues of approximately $6 million and on adjusted earnings of $1.2 million, or $(0.05) per share, due primarily to the strengthening of the U.S. dollar compared to the Euro;

•                  Telecommunication Services Division revenue growth, excluding Cequint’s contribution, of 3%-4% driven primarily by growth in identity and verification and roaming and clearing services, partially offset by declines in network and registry services;

•                  Cequint revenue growth of approximately 42%-50% to $16-$18 million from $11.3 million in 2011, achieving an adjusted earnings-neutral contribution by fourth quarter 2012, reducing 2012 adjusted earnings by $4 million to $5 million, or $(0.16) - $(0.20) per share.  Cequint reduced full year 2011 adjusted earnings by $(0.20) per share;

•                  Payments Services Division constant currency revenue growth of 5% - 7%, driven primarily by the following factors: growth in our card-not-present payment gateway offerings primarily in Asia Pacific, North America and the UK; growth in our card-present payment gateway offering in the UK; growth in our IP based network services in each region; and continued market share gains in Europe and Asia Pacific for dial-up network services.  These will be partially offset by a reduction in dial-up network services in each region from existing customers;

•                  Financial Services Division constant currency revenue growth of 1%-4%, driven primarily by growth in the Asia Pacific and European regions and to a lesser extent by growth in bandwidth based services in North America primarily from participants in the foreign exchange community, partially offset by the continued loss of equity trading partner connections in North America similar to 2011.  Revenue for this division in North America will be impacted by a change in a major customer’s agreement from a referral fee arrangement to a discounted revenue arrangement.  This had zero economic impact overall but changed revenue recognition for this customer from a gross to net basis beginning October

1, 2011.  The net effect of this change reduces 2011 revenues by $2.3 million for the first nine months of the year.  Excluding the impact of this change, FSD revenue growth would be 6%-8%;

•                  The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for 2012 compared to 2011 at actual foreign exchange rates and those contemplated for 2012. Please note that all figures exclude special charges previously disclosed.

(In millions except per share amounts)

	Full Year 2012	Full Year 2011 @ Actual FX rates	% Change	Full year 2011 @ 2012 FX rates	% Change

Revenues	$574 - $586	$558	3% - 5%	$552	4% - 6%

After tax adjusted earnings	$59.3 - $63.2	$57.8	3% - 9%	$56.6	5% - 12%
Adjusted earnings per share	$2.39 - $2.55	$2.28	5% - 12%	$2.23	7% - 14%
Shares Outstanding	24.8	25.4	(2%)	25.4	(2%)

First Quarter 2012

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the first quarter of 2012.

(In millions, except per share amounts)

	First Quarter 2012	First Quarter 2011 @ Actual FX rates	% Change	First quarter 2011 @ 2012 FX rates	% Change

Revenues	$136.5 - $139.0	$133.0	3% - 5%	$132.1	3% - 5%

After tax adjusted earnings	$12.4 - $13.4	$11.5	8% - 16%	$11.4	9% - 17%
Adjusted earnings per share	$0.50 - $0.54	$0.45	12% - 21%	$0.44	13% - 22%
Shares Outstanding	24.8	25.7	(3.5%)	25.7	(3.5%)

As a reminder, first quarter 2011 included: a pre-tax charge of $0.7 million, or $(0.02) per share, resulting from accelerated depreciation of certain network assets associated with the CSG integration and a pre-tax charge of $0.3 million, or $(0.01) per share, for severance. These amounts are excluded from the after tax adjusted earnings and adjusted earnings per share, for the first quarter 2011, in the table above.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “Fourth quarter results were solid, capping off a year of investment and accomplishment for TNS. We have since completed a debt refinancing, locking in the significant benefits of lower prevailing interest rates while reinforcing the structural stability of our balance sheet in order to fund our growth initiatives. In 2012, we plan to allocate capital toward further investment in our four key growth areas, and we plan to focus excess capital during the year on the repayment of debt. We see 2012 as a year of stable EBITDA before stock compensation expense margin as we continue to invest in the business, but expect revenue growth combined with interest savings from our recent refinancing to generate 7% - 14% adjusted earnings growth this year.”

Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, TNS presents EBITDA before stock compensation expense, EBITDA before stock compensation excluding certain charges, adjusted earnings, adjusted earnings excluding certain charges, adjusted earnings per share and adjusted earnings excluding certain charges per share, which are non-GAAP measures. A reconciliation of these non-GAAP measures to the closest GAAP financial measure is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Information”.

EBITDA before stock compensation expense is determined by adding the following items to Net Income, the closest GAAP financial measure: profit or loss on discontinued operations, equity in net loss of unconsolidated affiliate, income tax provision, other income (expense), interest expense, depreciation and amortization of property and equipment, amortization of intangibles, earnout milestone compensation expense, the change in fair value of contingent consideration and stock compensation expense.

Adjusted earnings is determined by adding the following items to Net Income, the closest GAAP financial measure: provision for income taxes, profit or loss on discontinued operations, certain non-cash items, including amortization of intangible assets, stock compensation expense, earnout milestone compensation expense, the change in fair value of contingent consideration and the amortization of debt issuance costs, and the result is tax effected at an assumed long-term tax rate of 20%, which excludes the effect of our net operating losses. The assumed long-term tax rate of 20% takes into consideration the following primary factors: the income generated outside of the U.S. which is taxed at substantially lower rates than U.S. statutory rates; the cash benefit of our tax-deductible amortization of intangible assets and tax-deductible goodwill; and the cash benefit of tax-deductible stock compensation expense.

We believe that the disclosure of EBITDA before stock compensation expense and adjusted earnings and related per-share amounts are useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. We also rely on adjusted earnings as the primary measure of TNS’ earnings exclusive of certain non-cash charges. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share have limitations as analytical tools, and you should not rely upon them or consider them in isolation or as a substitute for GAAP measures, such as net income and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, EBITDA before stock compensation expense should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted earnings and adjusted earnings per share also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income or net income per share. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share as supplemental information only.

All references to the effect of foreign currency exchange rates on a constant dollar basis were determined by applying the prior year foreign currency rates to the current year results.

Conference Call

TNS will hold its conference call to discuss fourth quarter 2011 results today, March 6, 2012, at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 617.597.5312 passcode #30820577.  The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from March 6, 2012 at 8:00 p.m. Eastern Time through March 13, 2012, and can be accessed by dialing 617-801-6888, passcode # 72723295

About TNS

Transaction Network Services (TNS) is a leading global provider of data communications and interoperability solutions.

TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 40 countries across the Americas, Europe and the Asia Pacific region, with our reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes; longer than expected sales cycles; customer delays in migration; acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions; uncertainties related to the company’s international tax planning strategy; the company’s ability to adapt to changing technology; the company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2011.  In addition, the statements in this press release are made as of March 6, 2012.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to March 6, 2012.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-814-8209	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Revenues	$140,316	$134,670	$557,723	$522,490
Operating expenses:
Cost of network services	69,014	65,436	275,824	258,578
Engineering and development	9,463	10,468	43,686	38,014
Selling, general, and administrative	25,269	24,251	103,275	95,522
Change in fair value of contingent consideration	(4,775)	1,794	(3,107)	1,794
Depreciation and amortization of property and equipment(1),(2)	13,140	12,265	46,978	47,495
Amortization of intangible assets	10,054	11,111	40,124	39,540
Total operating expenses(3),(4),(5)	122,165	125,325	506,780	480,943

Income from operations	18,151	9,345	50,943	41,547
Interest expense	(6,264)	(6,864)	(25,658)	(24,556)
Other income	1,445	1,424	166	4,799
Income from continuing operations before income taxes and equity in net loss of unconsolidated affiliate	13,332	3,905	25,451	21,790
Income tax provision(6)	(76)	(6,515)	(7,354)	(12,279)
Equity in net loss of unconsolidated affiliate	—	—	—	(288)
Income (loss) from continuing operations	13,256	(2,610)	18,097	9,223
Income (loss) from discontinued operations	366	(468)	(1,025)	(679)
Net income (loss)	$13,622	$(3,078)	$17,072	$8,544
Basic and diluted earnings per share:
Basic
Continuing Operations	$0.55	$(0.10)	$0.72	$0.36
Discontinued Operations	$0.01	$(0.02)	$(0.04)	$(0.03)
Basic net income per common share	$0.56	$(0.12)	$0.68	$0.33
Diluted
Continuing Operations	$0.54	$(0.10)	$0.71	$0.35
Discontinued Operations	$0.01	$(0.02)	$(0.04)	$(0.03)
Diluted net income per common share	$0.55	$(0.12)	$0.67	$0.32
Basic weighted average common shares outstanding	24,293,770	25,544,458	25,110,513	25,949,139
Diluted weighted average common shares outstanding	24,696,282	25,544,458	25,397,118	26,471,472

FOOTNOTES:

(1)          Included in depreciation and amortization of property and equipment for the three months and year ended December 31, 2010 are $1.1 million and $5.4 million of accelerated depreciation charges, or $0.04 and $0.22 per share, related to the CSG integration.

(2)          Included in depreciation and amortization of property and equipment for the year ended December 31, 2011 is $0.7 million accelerated depreciation charges, or $0.03 per share, related to the CSG integration.

(3)          Included in operating expenses for the three months and year ended December 31, 2011 is a pre-tax earnout milestone compensation gain of $0.1 million gain and a charge of $0.6 million charge, or nil and $0.02 per share related to the Cequint acquisition.

(4)          Included in operating expenses for the year ended December 31, 2011 are pre-tax severance charges of $0.3 million, or $0.01 per share. Included in operating expenses for the year ended December 31, 2010 are pre-tax severance charges of $1.3 million, or $0.04 per share.

(5)          Included in operating expenses for the year ended December 31, 2010 are pre-tax costs relating to the acquisition of Cequint, Inc. of $0.7 million, or $0.03 per share, which were expensed in accordance with FASB ASC 805, Business Combinations.

(6)          Included in income tax (provision) benefit for the three months and year ended December 31, 2010 is an expense of $8.6 million, or $(0.34) per share, related to an increase in the valuation allowance on certain deferred tax assets, which was recorded in accordance with FASB ASC 740, Income Taxes.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,937	$56,689
Accounts receivable, net	94,366	86,988
Other current assets	19,367	14,376
Total current assets	146,670	158,053

Property and equipment, net	141,662	135,418
Goodwill	36,761	36,785
Identifiable intangible assets, net	266,094	306,077
Other assets	10,581	8,407
Total assets	$601,768	$644,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$67,834	$71,481
Deferred revenue	11,607	12,061
Current portion of long — term debt, net of discount (1)	17,871	18,488
Total current liabilities	97,312	102,030

Long-term debt, net of current portion and discount (1)	352,358	385,136
Other liabilities	37,501	42,293
Total liabilities	487,171	529,459

Total stockholders’ equity	114,597	115,281
Total liabilities and stockholders’ equity	$601,768	$644,740

FOOTNOTES:

(1)                      Reconciliation of long—term debt balance:

	12/31/11	12/31/10

Current portion of long-term debt, net of discount	$17,871	$18,488
Long-term debt, net of current portion and discount	352,358	385,136
	370,229	403,624
Unamortized original issue discount	2,891	3,871
Credit facility outstanding	$373,120	$407,495

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Net income (loss)	$13,622	$(3,078)	$17,072	$8,544
Non-cash items	19,770	39,908	92,571	106,450
Working capital changes	(6,213)	4,256	(22,079)	4,636
Net cash provided by operating activities:	27,179	41,086	87,564	119,630
Purchases of property and equipment, net	(18,749)	(18,212)	(53,409)	(54,994)
Cash paid for business acquisitions, net of cash acquired	—	(46,259)	(224)	(46,802)
Net cash used in investing activities:	(18,749)	(64,471)	(53,633)	(101,796)
Proceeds from issuance of long-term debt, net	—	63,132	—	48,755
Borrowings on revolving credit facility	—	—	—	14,377
Repayment of long-term debt	—	(1,875)	(34,375)	(31,875)
Proceeds from stock option exercise	1,530	40	1,817	1,949
Purchase of treasury stock	(3,894)	(19,225)	(25,707)	(22,657)
Net cash used in financing activities:	(2,364)	42,072	(58,265)	10,549
Effect of exchange rates on cash and cash equivalents	(1,563)	(2,469)	582	(4,174)
Net increase (decrease) in cash and cash equivalents	4,503	16,218	(23,752)	24,209
Cash and cash equivalents, beginning of period	28,434	40,471	56,689	32,480
Cash and cash equivalents, end of period	$32,937	$56,689	$32,937	$56,689

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
EBITDA before stock compensation expense:
Net income (loss) (GAAP)	$13,622	$(3,078)	$17,072	$8,544
Add back the following items:
(Income) loss from discontinued operations	(366)	468	1,025	679
Equity in net loss of unconsolidated affiliate	—	—	—	288
Provision for income taxes	76	6,515	7,354	12,279
Other income	(1,445)	(1,424)	(166)	(4,799)
Interest expense	6,264	6,864	25,658	24,556
Change in fair value of contingent consideration	(4,775)	1,794	(3,107)	1,794
Earnout milestone compensation	(100)	—	568	—
Depreciation and amortization of property and equipment	13,140	12,265	46,978	47,495
Amortization of intangible assets	10,054	11,111	40,124	39,540
Stock compensation expense	2,099	1,431	6,269	6,418

EBITDA before stock compensation expense(1),(2), (6)	$38,569	$35,946	$141,775	$136,794

Adjusted Earnings:

Net income (loss) (GAAP)	$13,622	$(3,078)	$17,072	$8,544
Add Provision for income taxes	76	6,515	7,354	12,279

Income before provision for income taxes	13,698	3,437	24,426	20,823

Add back the following items:
Amortization of intangible assets	10,054	11,111	40,124	39,540
Other debt related costs	456	549	1,991	2,021
Change in fair value of contingent consideration	(4,775)	1,794	(3,107)	1,794
Earnout milestone compensation	(100)	—	568	—
(Income) loss from discontinued operations	(366)	468	1,025	679
Stock compensation expense	2,099	1,431	6,269	6,418

Adjusted earnings before income taxes	21,066	18,790	71,296	71,275
Income tax provision at 20%	(4,213)	(3,758)	(14,259)	(14,255)

Adjusted earnings(3),(4),(5), (6)	$16,853	$15,032	$57,037	$57,020

Weighted average common shares — diluted	24,696,282	25,544,458	25,397,118	26,471,472
Adjusted earnings per common share — diluted	$0.68	$0.59	$2.25	$2.15

FOOTNOTES:

(1)   Excluding the $0.3 million in pre-tax severance charges, EBITDA before stock compensation expense for the year ended December 31, 2011 was $142.1 million.

(2)   Excluding the $1.3 million in pre-tax severance charges and the $0.7 million pre-tax charge related to the closing of the Cequint acquisition, EBITDA before stock compensation expense for the year ended December 31, 2010 was $138.8 million.

(3)   Excluding the $0.3 million in severance charges and the $0.7 million of accelerated depreciation as part of the CSG integration, adjusted earnings for the year ended December 31, 2011 were $57.8 million, or $2.28 per share.

(4)   Excluding the $1.1 million of accelerated depreciation as part of the CSG integration, adjusted earnings for the three months ended December 31, 2010 were $16.0 million, or $0.61 per share.

(5)   Excluding the $1.3 million in pre-tax severance charges, the $5.4 million of accelerated depreciation as part of the CSG integration and the $0.7 million of pre-tax costs relating to the Cequint acquisition, adjusted earnings for the year ended December 31, 2010 were $62.9 million, or $2.38 per share respectively.

(6)   All amounts for the prior year comparative periods have been adjusted to reflect the disposal of the Canadian ATM processing assets business.